UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )



                      IRONCLAD PERFORMANCE WEAR CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                           (Title Class of Securities)

                                    463013102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 5, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

                               EXPLANATORY NOTE

         The  Reporting  Persons  originally  acquired  the shares to which this
Schedule 13G relates as a participant in a transaction having the purpose or effect to change or influence the control of the issuer as reported on the
Schedule 13D filed with the SEC on February 21, 2008. The Reporting Person now files this Schedule 13G pursuant to Rule 13d-1(h) of the Securities Exchange Act of 1934, as amended.

--------------------------------------------------------------------------------
                              CUSIP No. 463013102

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         EDUARD JAEGER
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b)
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,399,894
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,763,984
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,399,894
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,763,984
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,163,878
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.6% (1)
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                             IN
-------- -----------------------------------------------------------------------
(1) Based on a total of 72,951,183 shares of the Issuer's common stock issued and outstanding on February 5, 2009, as reported on the Issuer's Form 8-K filed with the SEC on February 10, 2009.

--------------------------------------------------------------------------------
                              CUSIP No. 463013102

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         ED AND KARI JAEGER FAMILY TRUST DTD 7/19/2006
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b)
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,763,984
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,763,984
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,763,984
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 3.8% (1)
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                             OO
-------- -----------------------------------------------------------------------
(1) Based on a total of 72,951,183 shares of the Issuer's common stock issued and outstanding on February 5, 2009, as reported on the Issuer's Form 8-K filed with the SEC on February 10, 2009.

ITEM 1(a).        NAME OF ISSUER:

                           Ironclad Performance Wear Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2201 Park Place, Suite 101
                           El Segundo, CA 90245

ITEM 2(a).        NAME OF PERSON FILING:

                           Eduard Jaeger
                           Ed and Kari Jaeger Family Trust dtd 7/19/2006

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           2201 Park Place, Suite 101
                           El Segundo, CA 90245

ITEM 2(c).        CITIZENSHIP:

                           United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.001 per share

ITEM 2(e).        CUSIP NUMBER:

                           463013102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [_]      Broker or Dealer  registered  under Section 15 of the
                           Exchange Act.

         (b)      [_]      Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

         (c)      [_]      Insurance  Company as defined in Section  3(a)(19) of
                           the Exchange Act.

         (d)      [_]      Investment  Company registered under Section 8 of the
                           Investment Company Act.

         (e)      [_]      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E).

         (f)      [_]      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with 13d-(b)(1)(ii)(F).

         (g)      [_]      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(ii)(G).

         (h)      [_]      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      [_]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                           Included in rows 5 through 9 and 11 on page 2.

                           Shares  consist  of (i)  2,763,984  shares  of common
                  stock held by the Ed and Kari Jaeger Family Trust dtd 7/19/2006 which is controlled by Mr. Jaeger and (ii) 1,399,894 shares of common stock underlying stock options issued to Mr. Jaeger and exercisable within 60 days of February 17, 2009.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Solely with respect to  reporting  person Ed and Kari
                  Jaeger Family Trust dtd 7/19/2006:

                           If this  statement  is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

                           Solely  with  respect  to  reporting   person  Eduard
                  Jaeger: Not Applicable


ITEM 6.           OWNERSHIP OF MORE THAN  FIVE  PERCENT  ON  BEHALF  OF  ANOTHER
                  PERSON.

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                           Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10.          CERTIFICATIONS.

                           By signing  below I certify  that,  to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



FEBRUARY 17, 2009                       /S/ EDUARD JAEGER
                                        ----------------------------------------
                                        (Signature)

                                        EDUARD JAEGER
                                        ----------------------------------------
                                        (Name/Title)


                                        ED AND KARI JAEGER TRUST DTD 7/19/2006


FEBRUARY 17, 2009                       /S/ EDUARD JAEGER
                                        ----------------------------------------
                                        (Signature)

                                        EDUARD JAEGER, CO-TRUSTEE
                                        ----------------------------------------
                                        (Name/Title)

                         EXHIBIT INDEX TO SCHEDULE 13G

                                   ----------


EXHIBIT 1
---------

Agreement between Eduard Jaeger and Ed and Kari Jaeger Family Trust dtd 7/19/2006 as to joint filing of Schedule 13G.

                                    EXHIBIT 1

                                    ---------

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

                  --------------------------------------------

Each of the undersigned  hereby affirms that it is individually  eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.



FEBRUARY 17, 2009                       /S/ EDUARD JAEGER
                                        ----------------------------------------
                                        (Signature)

                                        EDUARD JAEGER
                                        ----------------------------------------
                                        (Name/Title)


                                        ED AND KARI JAEGER TRUST DTD 7/19/2006


FEBRUARY 17, 2009                       /S/ EDUARD JAEGER
                                        ----------------------------------------
                                        (Signature)

                                        EDUARD JAEGER, CO-TRUSTEE
                                        ----------------------------------------
                                        (Name/Title)